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                                                                    EXHIBIT 10.9


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, effective February 1, 2002, is made and entered into by and between DICKIE WALKER MARINE, INC., a California corporation (the "Company") and Gerald W. Montiel ("Employee").

         WHEREAS, the Company desires to employ Employee as Chairman of the Board, Chief Executive Officer and Chief Marketing Officer of the Company and Employee desires to accept such employment on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

         I. EMPLOYMENT. The Company shall employ the Employee, and Employee accepts employment, upon the terms and conditions hereinafter set forth.

         II. TERM. Subject to the provisions for termination as hereinafter provided, the term of this Agreement is for a period commencing February 1, 2002, and expiring January 31, 2005.

         III. DUTIES.

                  A. Employee shall serve as Chairman of the Board, Chief Executive Officer and Chief Marketing Officer of the Company, to have complete responsibility for and authority over the management of the operations of the Company, including, but not limited to, overall management of the Company's Sales, Marketing, Finance, Administration, Operations, Merchandising, Product Development, Distribution and Human Resources departments or functions and supervision of the President, Vice Presidents and other officers or managers assigned to those departments, areas or functions, and to have full authority and responsibility, subject only to the general direction and control of the Board of Directors, for administering those operations of the Company in all respects. His power shall include authority to hire and fire personnel of the Company and to retain consultants when he deems necessary to implement the Company's policies.

                  B. Board Seat. Employee shall serve on the Company's Board of Directors during the term of this Agreement.

         IV. EXTENT OF SERVICES. Employee shall faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to this Agreement for a minimum of forty (40) hours per week. Employee shall not engage in any other employment during the term of this Agreement. Nothing herein shall be construed as preventing Employee from (a) investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made or (b) serving as a director, advisor, or



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consultant; provided, however, that such investments or services may not be in connection with a business which is in competition with the Company.

         V. COMPENSATION AND EMPLOYEE BENEFITS.

                  A. Annual Base Salary. For all services rendered by Employee under this Agreement, the Company shall pay Employee an initial annual base salary of $100,000.00, payable in equal bi-weekly installments, effective October 1, 2002. Until that date, Employee shall not receive a salary. The amount of the base salary shall be determined at the beginning of each fiscal year by the Board of Directors in its sole discretion on the basis of Employee's merit and the Company's financial success and progress but in no event shall such base salary be less than the initial annual base salary indicated above, unless there is an extraordinary, across-the-board reduction in the Company's officers' salaries, in which case Employee's salary shall be reduced by a percentage equal to the lowest percentage reduction taken by any other officer.

                  B. Stock Option Grants. Employee may be eligible to receive stock option grants in the discretion of the Board of Directors and/or the Compensation Committee, in accordance with the terms of the Company's existing Equity Incentive Plan.

                  C. Bonus Compensation. Employee may receive year-end bonuses as determined at the beginning of each subsequent fiscal year of the Company by the Board of Directors in its sole discretion on the basis of Employee's merit and the Company's financial success and progress.

                  D. Vacation. Employee shall be entitled to six weeks of paid vacation each year and may not obtain payment in lieu of accrued but unused vacation without the prior approval of the Board of Directors, except upon termination of this Agreement.

                  E. Employee Benefits. Employee shall be entitled to receive all of the rights, benefits, and privileges of the Company's employees under any retirement, pension, profit-sharing, insurance, health and hospital, and other employee benefit plans which may be now in effect or hereafter adopted by the Company.

                  F. Working Facilities. Employee shall be furnished with a private office and such other facilities and services suitable to Employee's position and adequate for the performance of the duties required by this Agreement. Employee may work from his home office up to three full days per week. The Company shall reimburse Employee for reasonable expenses incurred in connection his home office.

                  G. Expenses. Subject to the limits which may be imposed by the Board of Directors, Employee is authorized to incur reasonable expenses in connection with his responsibilities in conducting the business of the Company, including reasonable expenses for entertainment, travel, and similar items. The Company will reimburse Employee in accordance with Company policy for all such reasonable expenses upon the presentation by Employee, from time to time, of an itemized account of such expenditures.




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         VI. RESTRICTIVE COVENANTS.

                  E. Duty of Confidentiality. Employee acknowledges that as part of performing his duties as the Chairman of the Board, Chief Executive Officer and Chief Marketing Officer of the Company, Employee will have access to and/or may develop or assemble confidential and/or proprietary information and trade secrets owned by, or related to the Company, its customers, or its business partners (collectively "Confidential Information"), such information including without limitation (i) applications, operating system, data base, communications and other computer software, whether now or hereafter existing, developed for use on any operating system, all modifications, enhancements and versions and all options available with respect thereto, and all future products developed or derived therefrom; (ii) source and object codes, flowcharts, algorithms, coding sheets, routines, subroutines, compilers, assemblers, design concepts and related documentation and manuals; (iii) plans, designs, data, processes, know-how, manuals, techniques, customer and/or subscribers lists and information, mailing lists, contracts, marketing strategies and literature, agency relationships and terms, financial information, pricing and compensation structures, business relations and negotiations, employee lists, vendors and suppliers, and any other information which is identified as "confidential" either verbally or in writing. Employee shall retain all Confidential Information in confidence in perpetuity, and shall not use or disclose Confidential Information for any purpose other than to the extent necessary to perform his duties as the Chairman of the Board, Chief Executive Officer and Chief Marketing Officer of the Company.

                           Upon termination of Employee's employment for
whatever reason pursuant to Section VII hereof, Employee shall promptly return to the Company all materials in his possession or under his custody which contain, represent, or convey any Confidential Information, including without limitation Employee's notes or memoranda which comment on or refer to Confidential Information. Employee understands that all Confidential Information and any physical representation thereof is the unique and valuable asset of the Company, and that Employee shall not have a proprietary interest therein, even if created or developed solely by Employee.

                  F. Proprietary Interests of the Company. Employee understands that as part of his employment he may improve, modify, create or contribute to the creation of computer software, source codes, object codes, designs, literature, or any other copyrightable works (the "Works"), or hardware technology, know-how, and designs (the "Inventions"). Employee acknowledges that all Works created by him in whole or in part in the course of his employment are and shall be a "work made for hire" and that the Company shall be the author of such Works, and shall own all right, title, and interest in and to the copyrights in such Works. In the event that the Works do not qualify as a "work made for hire" under applicable law, Employee hereby assigns to the Company all right, title, and interest in and to the copyrights to such Work, including all rights of renewal and termination, and to any and all other intellectual property rights, including without limitation, patents, trademarks, trade secrets, and know-how, embodied in the Works, the Inventions, or in any other idea or technology developed in whole or in part by Employee in the course of his employment. Employee further agrees to take all actions necessary and to execute all documents in order to



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perfect and to vest such intellectual property rights in the Company. Employee agrees to promptly report and disclose to the Company any Works and Inventions conceived or created or any ideas or technology, whether or not patentable, which Employee conceived, encountered, created, or perfected in the course of his employment at the Company. The Company reserves all rights to all tangible and intangible representations Works and Inventions, including all designs, models, prototypes, and physical embodiments of Works and Inventions.

                  G. Non-Competition. Employee understands that the business of the Company is highly specialized and involves proprietary techniques developed and continually improved through substantial investment of time and resources by the Company. During the term of this Agreement, Employee will not, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which is similar to the type of business conducted by the Company and which conducts such business or sells its products within and to the same market as the Company's market at the time of the termination of the Noncompete Period, or expiration of this Agreement. The foregoing agreement not to compete shall not be held invalid because of the scope of the territory or the actions restricted thereby, or the period of time within which such agreement is operative; but any judgment by a court of competent jurisdiction may define the maximum territory and action subject to, and restricted by, this paragraph and the period of time during which such agreement is enforceable.

                  Notwithstanding the foregoing, in the event of a CHANGE OF CONTROL, as hereinafter defined, not recommended by a majority of the Board of the Company as constituted prior to the CHANGE OF CONTROL date, this noncompete agreement shall terminate upon the CHANGE OF CONTROL date.

                  H. Equitable Relief. Employee understands that if he violates any provision of this Section VI, Employee will cause immediate irreparable harm to the Company and monetary damages would be difficult if not impossible to ascertain. Therefore, the parties agree that upon any breach or threatened breach of any covenant in this Section, the Company may obtain from a court of competent jurisdiction, an appropriate restraining order, preliminary injunction or other form of equitable relief with respect thereto. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages, costs, and attorney fees.

         VII. TERMINATION OF EMPLOYMENT.

                  E. TERMINATION BY MUTUAL AGREEMENT. The Company and Employee may agree to terminate this Agreement on terms and conditions mutually acceptable to them at any time, without further notice.

                  F. DEATH. In the event of Employee's death, the Employee's employment with the Company shall be terminated and the Company shall pay to any beneficiary designated




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by Employee or, if no such beneficiary has been designated, to his estate, an amount equal to the then annual base salary for one (1) year, together with any bonuses which the Company's Board of Directors shall determine in its sole discretion to be due and payable to Employee. If Employee's beneficiary or estate receives any proceeds from any life insurance policies paid for by the Company, the payments of annual base salary and bonuses will be reduced by the amount of such proceeds from such life insurance policies.

                  G. DISABILITY. If Employee becomes disabled during the term of employment, such that Employee is unable to perform the essential functions of his job, with or without reasonable accommodation, the Company, at its option, may thereafter, upon written notice to Employee or Employee's personal representative, terminate the employment. Employee shall thereafter be eligible to receive disability benefits under the Company's standard employee disability insurance policy like any other employee.

                  H. INVOLUNTARY TERMINATION. If prior notice is given of any Involuntary Termination as defined herein, Employee, if requested by the Company, shall continue to render his services to the date of such Involuntary Termination and shall be paid on the basis of the then annual base salary up to the date of such Involuntary Termination, any bonuses which the Company's Board of Directors shall determine in its sole discretion to be due and payable to Employee, and the Severance Amount as provided herein. In the event of an Involuntary Termination, Employee shall have the right to offer to the Company all or a portion of shares of the Company's stock, of any class or type, owned by Employee on such date. In the event Employee chooses to exercise this option, Employee shall give the Company prior written notice of exercise of such option setting forth the number of shares Employee wishes to sell.

                  I. DEFINITIONS. All the terms defined in this Section shall have the meanings given below throughout this Agreement.

                           1. "CAUSE" shall mean (A) the Employee's continued
failure substantially to perform the Employee's duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the Employee of such failure, (B) intentional dishonesty in the performance of the Employee's material duties hereunder, (C) an act or acts on the Employee's part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (D) the Employee's willful malfeasance or willful misconduct in connection with (i) the Employee's duties hereunder, or (ii) any act or omission which is injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (E) the Employee's breach of the provisions of the
Article VI this Agreement.

                           2. "CHANGE IN DUTIES, COMPENSATION, OR BENEFITS"
shall mean any one or more of the following:



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                                    a. a significant and detrimental change in
the nature or scope of Employee's authority, responsibilities or duties from those currently applicable to him;

                                    b. a reduction in Employee's annual base
salary from that currently provided to him;

                                    c. a diminution in Employee's eligibility to
participate in bonus, stock option, incentive award or any other compensation plan which provides opportunities to receive compensation from those currently applicable to him, except for: (i) changes in the eligibility requirements for plans that are applicable to employees generally; (ii) changes in plans that are applicable to all executives and result in a diminution of Employee's benefits under such plan that is fair and proportional as compared to the diminution of benefits for all executives; and (iii) changes that are required by applicable law;

                                    d. a material diminution in employee
benefits (including but not limited to medical, dental or life insurance and long-term disability plans) and perquisites currently applicable to Employee, except for: (i) changes in the eligibility requirements for benefits that are applicable to employees generally; (ii) changes in benefits and perquisites that are applicable to all executives and result in a diminution of Employee's benefits that is fair and proportional as compared to the diminution for all executives; and (iii) changes that are required by applicable law;

                                    e. a change in the location of Employee's
principal place of employment by the Company (including its subsidiaries) by more than twenty-five (25) miles from the location where he was principally employed immediately prior to the date on which a CHANGE OF CONTROL occurs; or

                                    f. a reasonable determination by a majority
of those persons comprising the Board of Directors of the Company prior to a CHANGE OF CONTROL (even if such determination is made after such CHANGE OF CONTROL) that, as a result of a CHANGE OF CONTROL and a change in circumstances thereafter significantly affecting his position, Employee is unable to exercise the functions or duties attached to his position immediately prior to the date on which a CHANGE OF CONTROL occurs.

                           3. "CHANGE OF CONTROL" shall be deemed to have
occurred if:

                                    a. any "person," including a "group" as
determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

                                    b. as a result of, or in connection with,
any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were



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directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

                                    c. the Company is merged or consolidated
with another corporation and, as a result of the merger or consolidation, less than 51% of the outstanding voting securities of the surviving or resulting corporation is then owned in the aggregate by the former stockholders of the Company;

                                    d. a tender offer or exchange offer is made
and consummated for the ownership of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities; or

                                    e. the Company transfers substantially all
of its assets to another corporation which is not a wholly-owned subsidiary of the Company.

                           4. "DISABILITY" shall mean mental or physical illness
or condition rendering Employee incapable of performing Employee's normal essential functions with or without reasonable accommodation.

                           5. "INVOLUNTARY TERMINATION" shall mean any
termination except:

                                    a. VOLUNTARY TERMINATION;

                                    b. termination by mutual agreement;

                                    c. any termination as a result of death,
DISABILITY, or normal retirement pursuant to a retirement plan to which Employee was subject prior to any CHANGE OF CONTROL; or

                                    d. termination for Cause.

                           6. "SEVERANCE AMOUNT" is equal to:

                                    a. in the case of an INVOLUNTARY TERMINATION
which occurs after a CHANGE OF CONTROL, an amount equal to Employee's Annual Base Salary for one year, payable immediately upon termination; and

                                    b. in the case of an INVOLUNTARY TERMINATION
which does not occur after a CHANGE OF CONTROL, an amount equal to Employee's Annual Base Salary for one year, payable on regular bi-weekly payroll dates, for a one-year period;

                           7. "VOLUNTARY TERMINATION" shall mean any termination
which results from a resignation or an early retirement by the Employee other than a resignation within sixty (60) days of a CHANGE IN DUTIES, COMPENSATION, OR BENEFITS as defined herein or a termination for Cause.



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                           8. "VOTING SECURITIES" shall mean any securities
which ordinarily possess the power to vote in the election of directors without the occurrence of any pre-condition or contingency other than the passage of time.

                  J. Section 280G Payment Reduction. It is the intention of the parties that the SEVERANCE AMOUNT payments under this Agreement shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations thereunder. If the independent accountants acting as auditors for the Company prior to the date of a CHANGE OF CONTROL (or another accounting firm designated by them) determine that the SEVERANCE AMOUNT payments under this Agreement may constitute "excess parachute payments," the payments may be reduced to the maximum amount which may be paid without the payments being "excess parachute payments." The determination shall take into account (i) whether the payments are "parachute payments" under Section 280G and, if so, (ii) the amount of payments under this Agreement that constitutes reasonable compensation under Section 280G. Nothing contained in this Agreement shall prevent the Company after a CHANGE OF CONTROL from agreeing to pay Employee compensation or benefits in excess of those provided in this Agreement.

                  K. Medical and Dental Benefits After Termination. If Employee's employment by the Company or any subsidiary or successor of the Company is terminated because of DISABILITY, VOLUNTARY TERMINATION, or INVOLUNTARY TERMINATION, then to the extent that Employee or any of Employee's dependents may be covered under the terms of any medical and dental plans of the Company (or any subsidiary) for active Employees immediately prior to the termination, Employee may, at his option, continue coverage under such medical and dental plans, or equivalent plans offered by the Company, for himself and those dependents for a period of two years after such termination. The coverages may be procured directly by the Company (or any subsidiary, if appropriate) apart from, and outside of the terms of, the plans themselves; provided that Employee and Employee's dependents comply with all of the conditions of the medical or dental plans. In consideration for the Company's efforts in procuring these benefits, Employee shall pay the entire cost of such coverage, including what is typically considered the employer's portion.

                  L. Except as expressly set forth herein, following the termination of the Employee's employment by the Company, the Employee shall have no further rights to any compensation or any other benefits from the Company or any of its subsidiaries under this Agreement or otherwise.

         VIII. CONTINUED EMPLOYMENT BEYOND THE EXPIRATION OF THE EMPLOYMENT TERM. Unless the parties otherwise agree in writing, continuation of the Employee's employment with the Company beyond the expiration of the term of this Agreement shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and the Employee's employment may thereafter be terminated at will by either the Employee or the Company; provided that the provisions of Article VI of this Agreement shall survive any termination of this Agreement or the Employee's termination of employment hereunder.



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         IX. DIRECTORS AND OFFICERS INSURANCE. The Company shall procure
Directors and Officers liability insurance coverage on all directors and officers in such an amount as the Company deems reasonable and necessary under the circumstances.

         X. WITHHOLDING TAXES. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

         XI. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail to Employee's residence in the case of Employee or to its principal office in the case of the Company.

         XII. WAIVER. The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement. No waiver shall be valid unless in writing and executed by the party to be charged therewith.

         XIII. SEVERABILITY/MODIFICATION. In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, and, as severed and/or modified, this Agreement shall remain in full force and effect.

         XIV. ASSIGNMENT. Except for a transfer by will or by the laws of descent or distribution, Employee's right to receive payments or benefits under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise. In the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

                  Employee acknowledges that the services to be rendered under this Agreement are unique and personal. Accordingly, Employee may not assign such duties or obligations under this Agreement.

         XV. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company agrees that it will not effect the sale or other disposition of all or substantially all of its assets unless either (i) the person or entity acquiring the assets or a substantial portion of the assets shall expressly assume by an instrument in writing all duties and obligations of the Company under this Agreement or (ii) the Company shall provide, through the establishment of a separate reserve for the payment in full or all amounts which are or may reasonably be expected to become payable to Employee under this Agreement.

         XVI. ENTIRE AGREEMENT. This instrument contains the entire agreement concerning the employment arrangement between the parties and shall, as of the effective date hereof, supersede all other such agreements between the parties provided however, that, nothing in this Agreement shall prevent the Company from granting additional or special compensation or



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benefits to Employee after the date of execution of this Agreement. This
Agreement may not be amended except by an agreement in writing signed by both parties.

         XVII. GOVERNING LAW AND JURISDICTION. This Agreement shall be interpreted, construed, and enforced under the laws of the State of California. The courts and authorities of the State of California shall have sole jurisdiction and venue over all controversies which may arise with respect to this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year indicated above.

                                             THE COMPANY:

                                             DICKIE WALKER MARINE, INC.


                                             By:
                                                --------------------------------
                                                Julia Sargent Knudsen, President


                                             EMPLOYEE:


                                             -----------------------------------
                                             Gerald W. Montiel


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